Exhibit 99.1

For Release at 8:30 a.m. ET on Monday, February 13, 2006

Albany Molecular Research, Inc. Announces

Fourth Quarter, Full Year 2005 Results

Posts Full Year Contract Revenue Growth of 13%

Albany, NY (February 13, 2006)—Albany Molecular Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter and year ending December 31, 2005.

Financial and operating highlights from the fourth quarter and full year include:

•                  Total contract revenue in the fourth quarter of $32.9 million, exceeding the company’s estimated range of $28 to $31 million.

•                  A return to growth in discovery services: 18% year-over-year revenue increase in the fourth quarter, ending several consecutive quarters of decline.

•                  The signing of a licensing agreement with Bristol-Myers Squibb for AMRI’s proprietary biogenic amine technology.

•                  Continued strength in chemical development/small scale manufacturing: 19% revenue growth in the fourth quarter and 21% for the full year.

•                  Revenue growth at international facilities, including the initiation of customer projects at AMRI’s India facility.

•                  A $1.7 million year-over-year quarterly increase in revenue from manufacturing of clinical trial materials, which represented 30% of AMRI’s large scale manufacturing revenue in the fourth quarter.

•                  A 20% growth for the year in large scale manufacturing and 13% growth in total contract revenue for the year.

•                  U.S. GAAP earnings negatively impacted by the at-risk launch of generic fexofenadine.

Fourth Quarter Results

Total contract revenue for the fourth quarter of 2005 was $32.9 million, a decrease of 3% compared to total contract revenue of $33.9 million in the fourth quarter of 2004.  Total contract revenue encompasses revenue from AMRI’s large scale manufacturing, development and small scale manufacturing, and discovery services.

Contract revenue from discovery services in the fourth quarter of 2005 was $8.3 million, an increase of 18% from $7.0 million in 2004.  Contract revenue from development and small scale manufacturing services in the fourth quarter of 2005 was $7.5 million, an increase of 19% compared to $6.3 million in the fourth quarter of 2004.

Contract revenue from large scale manufacturing in the fourth quarter of 2005 was $17.1 million, a decrease of 17% compared to $20.6 million in the fourth quarter of 2004.  Contract revenue from large scale manufacturing in the fourth quarter of 2005 was adversely impacted by $4.2 million as a result of a request for accelerated delivery of one product to GE Healthcare in 2005. As previously disclosed, the accelerated delivery of this product resulted in a shift of all contract revenue for this product for the full year 2005 to the first half of the year. When revenue for the GE Healthcare product is leveled across the full year, large scale manufacturing contract revenue in the fourth quarter of 2005 would have increased by 21% over the same period in 2004.  AMRI is no longer supplying this product to GE Healthcare.

Recurring royalties from Allegra® in the fourth quarter of 2005 were $6.2 million, a 49% decrease from $12.2 million in the fourth quarter of 2004. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States) for patents relating to the active ingredient in Allegra®.  Recurring royalties in the fourth quarter were adversely impacted by the at-risk launch of generic fexofenadine.

Total revenue for the fourth quarter of 2005 was $39.1 million, a decrease of 15% compared to total revenue of $46.1 million in the fourth quarter of 2004.

During the fourth quarter, the company determined that a write-down in the carrying value of its chemical library inventories was required. The reduction in carrying value was based on less favorable market conditions than projected and an excess quantity and carrying value of inventory on-hand compared to projected future sales revenue.  Based on its review, the company recorded a charge of $1.3 million (net of tax related effects), or ($0.04) per diluted share, to reduce the carrying value of its chemical library inventory.  As of December 31, 2005, the carrying value of the company’s chemical library inventory was zero.  Also during the fourth quarter, cost of contract revenue was positively impacted by a $1.3 million (net of related tax effects), or $0.04 per diluted share, real property tax credit.  In future periods, the company expects this recurring credit to positively impact its cost structure by $1.0 million annually.

Additionally, income tax expense was negatively impacted by $0.8 million, or ($0.02) per diluted share, for the write-off of a deferred tax asset related to cancellation of warrants as part of the out licensing of AMRI’s central nervous system technology to Bristol-Myers Squibb.

Net loss under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the fourth quarter of 2005 was ($942,000), or ($0.03) per basic and diluted share, compared to net income of $3.4 million, or $0.11 per diluted share, in the fourth quarter of 2004.  Excluding charges related to the chemical library inventory impairment and a deferred tax asset impairment and the real estate tax credit described earlier, net loss in the fourth quarter of 2005 on an adjusted basis was ($0.2 million), or ($0.01) per basic and diluted share, compared to net income in the fourth quarter of 2004 on an adjusted basis of $5.4 million, or $0.17 per diluted share (see Tables 1 and 2 at the end of this press release for a reconciliation of net income (loss) and earnings (loss) per share for 2005 and 2004 reporting periods).

The company’s fourth quarter 2005 adjusted loss per share of ($0.2) million, or ($0.01) per basic and diluted share, reflects the impact of the at-risk launch of generic fexofenadine, which accounted for ($0.11) in EPS when compared to the fourth quarter of 2004, as well as uneven performance on margins in the company’s contract chemistry services business.  Increased margins in the discovery services and development/small scale components were offset by declining margins in large-scale manufacturing, resulting in a net impact of ($0.07) in the fourth quarter of 2005 as compared to the comparable period in 2004.  Much of the decline in large scale margins was driven by the transition from past dependence on legacy products, most notably GE Healthcare, to the manufacturing of clinical trial materials.  During its fourth quarter conference call, the company plans to discuss some of the initiatives underway to improve profitability in its large scale manufacturing business.

Full Year 2005

Total contract revenue for the twelve-month period ending December 31, 2005 increased 13% to $137.0 million, compared to total contract revenue of $121.6 million in 2004.

Contract revenue from discovery services for the twelve-month period ending December 31, 2005 was $27.6 million, a decrease of 9% from $30.3 million in 2004.  Contract revenue from development and small scale manufacturing services for the full year was $28.0 million, an increase of 21% from $23.2 million in 2004.  Contract revenue from large scale manufacturing for the full year was $81.3 million, an increase of 20% compared to $68.1 million in 2004.

Recurring royalty revenue for the full year 2005 decreased by 2% to $46.9 million, compared to $48.0 million in 2004.

Total revenue for the twelve-month period ending December 31, 2005 was $183.9 million, an increase of 9% compared to total revenue of $169.5 million in 2004.

Net income under U.S. GAAP for the full year 2005 was $16.3 million, or $0.50 per diluted share, compared to a net loss of ($11.7 million), or ($0.37) per basic and diluted share in 2004.  Excluding charges related to the chemical library inventory impairment and a deferred tax asset impairment and the real estate tax credit described earlier, net income for the full year 2005 on an adjusted basis was $17.6 million, or $0.55 per diluted share, compared to net income for the full year 2004 on an adjusted basis of $19.5 million, or $0.61 per diluted share (see Tables 1 and 2 for a reconciliation of net income (loss) and earnings (loss) per share for 2005 and 2004 reporting periods).

AMRI Chairman, President and Chief Executive Officer Thomas E. D’Ambra, Ph.D. said, “For the full year 2005, AMRI delivered solid financial performance, with double-digit growth in total contract revenue, following two consecutive years of decline.  Our development and small scale business had a strong year, with 21% revenue growth from 2004.  Large scale manufacturing also saw 20% growth in 2005.  On the discovery services side, the return to growth in this area during the fourth quarter was partly due to our recently announced licensing and funded research agreement with Bristol-Myers Squibb as well as the beginning of operations at our facilities in Singapore and India.  We expect our overseas locations—including our recently announced European acquisition—to be solid contributors to revenue growth in the near future.”

D’Ambra continued, “While we recognize the importance of Allegra to the company’s revenue stream, we have been building an organization that is multifaceted and broadly diversified, in preparation for the day when Allegra royalties would decline.  Although we did not anticipate the drop in Allegra royalties to occur this soon, we will continue to forcefully and vigorously defend our intellectual property as the patent infringement case related to Allegra continues.  AMRI and Sanofi-Aventis recently appealed the ruling denying our request for a preliminary injunction against Barr, Teva and their API manufacturers.  We also continue to aggressively execute our business plan.  The licensing deal with Bristol-Myers Squibb for our proprietary biogenic amine program; the building of our global chemistry services platform, strategically diversifying the high-quality AMRI brand among technologies, geographic regions and cost structures; the renewal of relationships with several longstanding customers and the development of new relationships; and the return to growth in contract services revenue are examples of favorable accomplishments in 2005.  We believe that AMRI is poised to continue this growth in 2006.  As we move forward into a more favorable business climate, we have also begun taking action to improve the profitability of our chemistry services business.  As I look forward at 2006 and beyond, I believe that AMRI is in a position of significant opportunity.”

Liquidity and Capital Resources

At December 31, 2005, AMRI had cash, cash equivalents and investments of $127.9 million, compared to $117.9 million at September 30, 2005.  The increase of $10.0 million in cash, cash equivalents and investments in the fourth quarter of 2005 was due primarily to the receipt of an $8 million up-front payment in conjunction with the BMS licensing agreement and additional cash flow from operations of $10.4 million, partially offset by purchases of property, plant and equipment of $7.2 million and principal payments on the company’s credit facility of $1.1 million. Total debt at December 31, 2005 was $23.0 million, compared to $24.1 million at September 30, 2005.  Cash, cash equivalents and investments, net of debt, were $104.9 million at December 31, 2005, compared to $80.6 million at December 31, 2004.  Total common shares outstanding, net of treasury shares, at December 31, 2005 were 32,388,943.

Net cash provided by operating activities in 2005 was $42.8 million, compared to $36.6 million in 2004.  The increase in cash flow is due primarily to the receipt of an $8 million up-front payment from Bristol-Myers Squibb Company (“BMS”) in conjunction with the signing of a research and licensing agreement in 2005.

Contract Revenue Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the first quarter and full year 2006. “In the first quarter, we expect contract revenue to range from $29 million to $32 million, a decrease of 14% to 22% from 2005 levels,” he said.  Mr. Frost noted that the expected decrease in contract revenue results from GE Healthcare’s accelerated delivery schedule for one of its products during 2005, which was completed in the first six months of 2005 and resulted in higher than usual revenue for the first and second quarters of 2005.  In the first quarter of 2005 alone, revenue from this product was $10 million.  As stated earlier, AMRI is no longer supplying this product to GE Healthcare.

“For the full year 2006, we are estimating total contract revenue to range from $150 million to $160 million, representing a 10% to 17% increase from full year 2005 levels,” he said.  “The increase results from greater demand for discovery services, including the recently announced licensing agreement with Bristol-Myers Squibb, which includes a contract research component, as well as the acquisition of ComGenex.  Additionally, we continue to expect strong demand for clinical trial materials at our large scale manufacturing facility.”  Mr. Frost noted that in 2005, AMRI received approximately $17 million in contract revenue from GE Healthcare for a product it will not be producing in 2006.

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•                  The signing of a stock purchase agreement to acquire ComGenex, a privately held drug discovery service company in Budapest, Hungary.  ComGenex provides contract chemistry services to the pharmaceutical and biotechnology industries, and possesses unique technologies for the rational design and synthesis of chemical libraries for lead generation.

•                  A licensing agreement with Bristol-Myers Squibb Company (NYSE: BMY) for a broad series of compounds that encompass novel biogenic amine reuptake inhibitors from AMRI’s proprietary research program.  Under the agreement, AMRI received an $8 million upfront payment, and will receive approximately $10 million in research funding over three years, as well as significant milestone and royalty opportunities for multiple potential products.

•                  AMRI’s Singapore Research Centre was established early in the year and in October moved into a permanent facility in Science Park III, near the Biopolis, a major biomedical research hub.  The Center’s capabilities include medicinal chemistry support, custom synthesis of building blocks and scaffolds, as well as non-GMP scale up.

•                  The company opened its first laboratory in the ICICI Knowledge Park near Hyderabad, India.  Current capabilities there include custom chemical synthesis.

•                  The board of directors elected Anthony P. Tartaglia, M.D. as lead independent director, a newly created role with responsibilities designed to enhance board effectiveness and maintain high standards of corporate governance.

•                  The addition of Steven R. Hagen, Ph.D. as senior director of analytical quality services.  Previously, Dr. Hagen was director of analytical research and development at Pfizer’s Global Research and Development Division in Kalamazoo, Michigan.

•                  AMRI and Sanofi-Aventis appealed to the United States Court of Appeals for the Federal Circuit the decision of the District Court denying their request for a preliminary injunction to enjoin Barr Pharmaceuticals, Inc., Teva Pharmaceutical Industries Ltd.,

Ranbaxy Laboratories, Ltd. and Amino Chemicals, Ltd. from the commercial production and distribution of generic fexofenadine products.

•                  The addition of two veteran professionals, Tammy Kimble and Randy Hughes, to the company’s human resources team.  Each has over fifteen years of human resources experience working in a variety of industries.

Full Year Highlights

During 2005, AMRI made a number of noteworthy announcements, including the following:

•                  The renewal of a manufacturing agreement with GE Healthcare (NYSE: GE). AMRI will continue to supply a raw material for use in GE Healthcare’s diagnostic imaging agents through 2010.

•                  The renewal of fee-for-service contracts with a number of major pharmaceutical companies to provide medicinal chemistry support in a number of therapeutic areas.

•                  An agreement with Seattle Genetics, Inc. (Nasdaq: SGEN) for cGMP manufacturing of the proprietary drug-linker system employed in its SGN-35 product candidate, an antibody-drug conjugate.

•                  The announcement of a research collaboration with Alcon Research, Ltd. utilizing AMRI’s natural product collections, high throughput screening and custom chemical synthesis services. In addition to fee-for-service provisions, the contract includes opportunities for AMRI to receive downstream milestone and royalty payments.

•                  The initiation of a two-year research collaboration with the National Institute of Neurological Disorders and Stroke aimed at developing novel treatments for spinal muscular atrophy in which AMRI will provide fee-for-service medicinal chemistry lead optimization.

•                  Completion of two separate FDA inspections at AMRI’s 21 Corporate Circle facility and at Organichem; both completed with no FDA Form 483 being issued.

•                  The addition of three new members—Michael P. Williams as director of contracts, licensing and legal affairs; Mary M. Cullinan as manager of financial planning and analysis; and P. Curtis Schenck as manager of investor relations—to AMRI’s management team.

•                  The appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year 2005.

Fourth Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on February 13, 2006 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 866-543-6408 (for domestic calls) or 617-213-8899 (for international calls) at 9:45 a.m. and reference the AMRI Fourth Quarter 2005 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on February 13, 2006. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 90509943. In addition, replays of the call will be available for twelve months on the company’s website at www.albmolecular.com/investor/investcc.html.

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract revenue for the first quarter of 2006 and for the full year 2006, statements made by the company’s chief executive officer and chief financial officer, statements regarding the company’s real property tax credit, the company’s overseas operations, the license agreement with Bristol-Myers Squibb Company, the strength of the company’s business, the patent infringement case related to Allegra and management’s initiatives to sustain the company’s momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra and the company’s receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, including the possibility that the company’s proposed acquisition of ComGenex will not close, that the closing may be delayed or that the companies may be required to modify aspects of the acquisition to close the acquisition, the satisfaction of closing conditions to the acquisition, the reaction of customers of the company and ComGenex to the acquisition, the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services, the failure by the company to retain key employees of ComGenex, failure to further develop and successfully market ComGenex’ service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, and the company’s ability to effectively manage its growth, as well as those discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005, and the company’s other SEC filings. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Table 1: Reconciliation of 2005 Net Income (Loss) and Earnings (Loss) per Share (Unaudited)

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses which management believes are outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) or net income (loss) per diluted share prepared in accordance with GAAP.

	Full Year 2005	4th Quarter 2005
Net (loss) income, as reported	$16,321	$(942)
Chemical library inventory impairment (1)	1,303	1,303
Deferred tax asset impairment (2)	785	785
Refund of prior years’ real property taxes (3)	(784)	(1,318)
Net income (loss), as adjusted	$17,625	$(172)

	Full Year 2005	4th Quarter 2005
Earnings (loss) per diluted share, as reported	$0.50	$(0.03)
Chemical library inventory impairment (1)	0.04	0.04
Deferred tax asset impairment (2)	0.02	0.02
Refund of prior years’ real property taxes (3)	(0.02)	(0.04)
Earnings (loss) per diluted share, as adjusted	$0.55	(0.01)

(1)          Chemical library inventory impairment charges include charges recorded during the fourth quarter of 2005 related to a reduction in carrying value of the company’s chemical compound library inventories.

(2)          Deferred tax asset charge recorded in the fourth quarter of 2005 include the write-off of deferred tax assets related to cancellation of warrants as part of the out licensing of AMRI’s central nervous system technology to Bristol-Myers Squibb.

(3)          Refund of prior years’ real property taxes include a real property tax credit the company received in the fourth quarter of 2005.

Table 2: Reconciliation of 2004 Net Income (Loss) and Earnings (Loss) per Share (Unaudited)

	Full Year 2004	4th Quarter 2004
Net (loss) income, as reported	$(11,691)	$3,434
Asset impairment charges (1)	$26,054	—
BMS warrant issuance expense (2)	$2,108	—
Mount Prospect restructuring charges (3)	$1,757	$680
Equity investment impairment charge (4)	$1,300	$1,300
Net income, as adjusted	$19,528	$5,414

	Full Year 2004	4th Quarter 2004
(Loss) earnings per diluted share, as reported	$(0.37)	$0.11
• Asset impairment charges (1)	$0.81	—
• BMS warrant issuance expense (2)	$0.07	—
• Mount Prospect restructuring charges (3)	$0.06	$0.02
• Equity investment impairment charge (4)	$0.04	$0.04
Earnings per diluted share, as adjusted	$0.61	$0.17

(1)          Asset impairment charges include charges recorded in the second quarter of 2004 related to the impairment of natural product and chemical library inventories, goodwill and related fixed assets and intangible assets.

(2)          BMS warrant issuance expense includes the charge related to the fair value of warrants issued to Bristol-Myers Squibb in the first quarter of 2004 in connection with a 2002 agreement whereby BMS transferred intellectual property to AMRI, providing AMRI with ownership of one of BMS’s preclinical drug candidates, along with patent applications covering Attention Deficit Hyperactivity Disorder (ADHD) and central nervous system indications.

(3)          Mount Prospect restructuring charges include costs related to the closure and relocation of operations from our Mount Prospect facility recorded in the second, third and fourth quarters of 2004.

(4)          Equity investment impairment charge includes an impairment of an equity investment in a privately owned drug discovery company recorded in the fourth quarter of 2004.

Albany Molecular Research, Inc.

Consolidated Statements of Operations

(unaudited)

Dollars in thousands, except per share data

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Contract revenue	$32,865	$33,917	$136,988	$121,554
Recurring royalties	6,239	12,187	46,918	47,973
Total revenue	39,104	46,104	183,906	169,527

Cost of contract revenue	28,043	26,940	112,642	96,932
Write-down of library inventories	2,063	—	2,063	5,974
Total cost of contract revenue	30,106	26,940	114,705	102,906

Technology incentive award	623	1,211	4,695	4,789
Research and development	3,429	5,453	14,468	23,887
Selling, general and administrative	7,316	6,639	26,494	22,812
Property and equipment impairment	—	—	—	4,728
Goodwill impairment	—	—	—	14,494
Intangible asset impairment	—	—	—	3,541
Restructuring charge	—	528	—	1,184
Total costs and expenses	41,474	40,771	160,362	178,341

Income (loss) from operations	(2,370)	5,333	23,544	(8,814)

Equity in loss of unconsolidated affiliates	—	—	—	(65)
Net interest income	705	38	1,787	317
Loss on equity investment	—	(1,274)	—	(1,274)
Other income (expense), net	(118)	(27)	(185)	(18)

Income (loss) before income tax expense	(1,783)	4,070	25,146	(9,854)

Income tax (benefit) expense	(841)	636	8,825	1,837

Net income (loss)	$(942)	$3,434	$16,321	$(11,691)

Basic earnings (loss) per share	$(0.03)	$0.11	$0.51	$(0.37)
Diluted earnings (loss) per share	$(0.03)	$0.11	$0.50	$(0.37)

Albany Molecular Research, Inc.

Condensed Consolidated Balance Sheet Data

(unaudited)

Dollars in thousands

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$27,606	$41,171
Investment securities, available-for-sale	100,304	92,578
Accounts receivable, net	22,238	14,263
Royalty income receivable	6,247	12,178
Inventories	30,603	32,415
Unbilled services	213	21
Property, plant and equipment held for sale	5,376	5,627
Prepaid expenses and other current assets	6,178	3,893
Total current assets	198,765	202,146
Property, plant and equipment, net	151,078	145,753
Other assets:
Goodwill	25,747	25,747
Intangible assets and patents, net	1,434	1,201
Equity investments in unconsolidated affiliates	956	956
Other assets	1,202	1,089
Total other assets	29,339	28,993

Total assets	$379,182	$376,892

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$14,377	$14,289
Deferred revenue	12,537	2,089
Accrued pension benefits	1,014	631
Income taxes payable	7,465	846
Current installments of long-term debt	4,536	4,526
Total current liabilities	39,929	22,381
Long-term liabilities:
Long-term debt, excluding current installments	18,521	48,603
Deferred income taxes	5,080	6,997
Pension and postretirement benefits	2,355	3,139
Other long-term liabilities	236	296
Total liabilities	66,121	81,416
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 50,000 shares authorized, 34,466 issued in 2005 and 33,942 issued in 2004	345	340
Additional paid-in capital	193,066	189,608
Unearned compensation - restricted stock	(1,921)	—
Retained earnings	159,137	142,816
Accumulated other comprehensive loss	(395)	(117)
	350,232	332,647
Less treasury shares at cost, 2,077 shares	(37,171)	(37,171)
Total stockholders’ equity	313,061	295,476
Total liabilities and stockholders’ equity	$379,182	$376,892

Media Contact: David Albert, Director of Communications, Albany Molecular Research, Inc., 518-464-0279, ext. 2229

Investor Contact: P. Curtis Schenck, Investor Relations Manager, Albany Molecular Research, Inc., 518-464-0279, ext. 2933